As filed with the Securities and Exchange Commission on April 30, 1997

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                                      Name:

                   THE WRIGHT BLUE CHIP MASTER PORTFOLIO TRUST
                  ---------------------------------------------
                      Address of Principal Business Office
                     (No. & Street, City, State, Zip Code):

                 24 Federal Street, Boston, Massachusetts 02110
                -------------------------------------------------
                   Telephone Number (including area code):

                             (617) 482-8260
                             --------------

                Name and Address of Agent for Service of Process:

                                 Alan R. Dynner
                 24 Federal Street, Boston, Massachusetts 02110
                 -----------------------------------------------

                             Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                              YES [x] NO []

        ------------------------------------------------------------

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and The Commonwealth of Massachusetts on the 28th day of April, 1997.

                         Signature: THE WRIGHT BLUE CHIP
                                        MASTER PORTFOLIO TRUST


                                By:  /s/H. Day Brigham, Jr
                                     ----------------------
                                        H. Day Brigham, Jr.
                                        Vice President
Attest:  /s/Janet E.Sanders
         -------------------
         Janet E. Sanders
         Assistant Secretary